Exhibit 99.1

SuRo Capital Corp. Reports Third Quarter 2024 Financial Results

Continues to Advance AI Strategy with Major New Investments

Net Asset Value of $6.73 Per Share as of September 30, 2024

NEW YORK, NY, November 7, 2024 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today announced its financial results for the quarter ended September 30, 2024. Net assets totaled approximately $157.4 million, or $6.73 per share, at September 30, 2024, as compared to $6.94 per share at June 30, 2024 and $8.41 per share at September 30, 2023.

“Since inception, SuRo Capital has served as the public's gateway to venture capital, offering unique access to some of the world’s most innovative and sought-after private companies before they become publicly traded. Our portfolio spans high-growth sectors including AI infrastructure, emerging consumer brands, and exciting software solutions for both consumer and enterprise markets, among others,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital.

“This is an exceptionally promising time for our portfolio,” Mr. Klein continued. “Over the past five years, we have made it a priority to share our perspectives on evolving market cycles and trends. In 2020, we anticipated a significant increase in IPO activity and we strategically positioned our portfolio to capitalize on that potential. In 2021, we monetized over $258 million of our portfolio assets – including two substantial monetizations of Palantir and Coursera, each exceeding $100 million in net proceeds – and declared a total of $8.00 per share for over $212 million in total distributions. As market conditions later became overextended, we scaled back on new capital investments, while judiciously navigating the valuation gap between private and public markets. This year, we continued to execute on a disciplined approach to deploying capital, placing us in a strong position as we look forward.”

Mr. Klein then highlighted SuRo Capital’s recent investments, noting, “This year has marked one of our most active investment periods in the last decade. During the quarter, we made a $17.5 million investment in OpenAI (through ARK Type One Deep Ventures Fund LLC), one of the largest artificial intelligence developers in the world, and increased our position in CoreWeave, an AI cloud computing provider, through a $5.0 million secondary transaction. Subsequent to quarter-end, we further bolstered our AI infrastructure portfolio by investing $12.0 million in VAST (through IH10, LLC), a platform transforming productivity and data management in the AI-driven era, alongside an additional $5.0 million in CoreWeave through another secondary transaction.”

“If market conditions remain favorable, we believe the IPO market will re-open, providing substantial opportunities for several investments within our portfolio,” Mr. Klein concluded. “I am confident that our current positioning is as strong, if not stronger, than it was in 2020.”

Investment Portfolio as of September 30, 2024

At September 30, 2024, SuRo Capital held positions in 37 portfolio companies – 33 privately held and 4 publicly held, some of which may be subject to certain lock-up provisions – with an aggregate fair value of approximately $199.3 million. The Company’s top five portfolio company investments accounted for approximately 47% of the total portfolio at fair value as of September 30, 2024.

Top Five Investments as of September 30, 2024

Portfolio Company ($ in millions)	Cost Basis	Fair Value	% of Total Portfolio
CW Opportunity 2 LP & CoreWeave, Inc.(1)	$20.2	$23.1	11.6%
Learneo, Inc.	15.0	20.8	10.5
ARK Type One Deep Ventures Fund LLC(2)	17.7	17.7	8.9
Blink Health, Inc.	15.0	17.4	8.7
ServiceTitan, Inc.	10.0	15.3	7.7
Total(3)	$77.9	$94.2	47.3%

(1)	Includes SuRo Capital’s $15.0 million investment in CW Opportunity 2 LP and $5.0 million secondary investment in CoreWeave, Inc. common shares. CW Opportunity 2 LP is a special purpose vehicle ("SPV") for which the Class A interest is solely invested in the Series C Preferred Shares of CoreWeave, Inc. SuRo Capital is invested in the Series C Preferred Shares of CoreWeave, Inc. through its investment in the Class A Interest of CW Opportunity 2 LP.
(2)	ARK Type One Deep Ventures Fund LLC is an investment fund for which the Class A Interest is solely invested in the Convertible Equity of OpenAI Global, LLC.
(3)	Total may not sum due to rounding.

Third Quarter 2024 Investment Portfolio Activity

During the three months ended September 30, 2024, SuRo Capital made the following investments:

Portfolio Company	Investment	Transaction Date	Amount(1)
ARK Type One Deep Ventures Fund LLC(2)	Membership Interest, Class A	9/25/2024	$17.5 million
CoreWeave, Inc.	Common Shares	9/26/2024	$5.0 million

(1)	Amount invested does not include any capitalized costs or prepaid management fees or fund expenses, if applicable.
(2)	ARK Type One Deep Ventures Fund LLC is an investment fund for which the Class A Interest is solely invested in the Convertible Equity of OpenAI Global, LLC.

During the three months ended September 30, 2024, SuRo Capital exited or received proceeds from the following investments:

Portfolio Company	Transaction Date	Quantity	Average Net Share Price(1)	Net Proceeds	Realized Gain/(Loss)
Churchill Sponsor VII LLC	8/18/2024	N/A	N/A	$-	$(0.3 million)
OneValley, Inc. (f/k/a NestGSV, Inc.)(2)	8/29/2024	N/A	N/A	$3.0 million	$(6.6 million)
PSQ Holdings, Inc. (d/b/a PublicSquare) – Public Common Shares(3)	Various	359,845	$2.82	$1.0 million	$0.7 million
SPBRX, INC. (f/k/a GSV Sustainability Partners, Inc.)(4)	9/30/2024	N/A	N/A	$0.4 million	$(6.8 million)
YouBet Technology, Inc. (d/b/a FanPower)(5)	8/22/2024	N/A	N/A	$-	$(0.8 million)

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	On August 29, 2024, SuRo Capital sold its remaining position in OneValley, Inc. (f/k/a NestGSV, Inc.).
(3)	As of September 30, 2024, SuRo Capital held 1,616,187 remaining PSQ Holdings, Inc. (d/b/a PublicSquare) public common shares.
(4)	On September 20, 2024, SPBRX, INC. (f/k/a GSV Sustainability Partners, Inc.) dissolved its business and made a final distribution.
(5)	Investment made through SuRo Capital Sports, LLC.

Subsequent to quarter-end through November 7, 2024, SuRo Capital made the following investments:

Portfolio Company	Investment	Transaction Date	Amount(1)
CoreWeave, Inc.	Series A Preferred Shares	10/8/2024	$5.0 million
IH10, LLC(2)	Membership Interest	10/9/2024	$12.0 million

(1)	Amount invested does not include any capitalized costs or prepaid management fees or fund expenses, if applicable.
(2)	IH10, LLC’s sole portfolio asset is interest in the Series B Preferred Shares of VAST Data, Ltd. through a special purpose vehicle.

Subsequent to quarter-end through November 7, 2024, SuRo Capital exited or received proceeds from the following investments:

Portfolio Company	Transaction Date	Quantity	Average Net Share Price(1)	Net Proceeds	Realized Gain
PSQ Holdings, Inc. (d/b/a PublicSquare) – Public Common Shares(2)	Various	822,305	$3.02	$2.5 million	$1.8 million

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	As of November 7, 2024, SuRo Capital held 793,882 remaining PSQ Holdings, Inc. (d/b/a PublicSquare) public common shares.

Third Quarter 2024 Financial Results

	Quarter Ended September 30, 2024		Quarter Ended September 30, 2023
	$ in millions	per share(1)	$ in millions	per share(1)
Net investment loss	$(3.2)	$(0.14)	$(2.7)	$(0.11)

Net realized loss on investments	(13.7)	(0.59)	(1.5)	(0.06)

Realized loss on partial repurchase of 6.00% Notes due 2026	(0.1)	(0.01)	-	-

Net change in unrealized appreciation of investments	11.6	0.50	29.3	1.16

Net increase/(decrease) in net assets resulting from operations – basic (2)	$(5.5)	$(0.24)	$25.2	$0.99

Repurchase of common stock(3)	-	-	(0.7)	0.04

Stock-based compensation	0.6	0.03	0.8	0.03

Increase/(decrease) in net asset value(2)	$(4.9)	$(0.21)	$25.3	$1.06

(1)	Based on basic weighted-average number of shares outstanding for the relevant period.
(2)	Total may not sum due to rounding.
(3)	The use of cash in connection with the repurchases decreased net asset value as of quarter-end; however, the reduction in shares outstanding as of quarter-end resulted in an increase in the net asset value per share.

Weighted-average common basic shares outstanding were approximately 23.4 million and 25.4 million for the quarters ended September 30, 2024 and 2023, respectively. As of September 30, there were 23,378,002 shares of the Company’s common stock outstanding.

SuRo Capital’s liquid assets were approximately $39.5 million as of September 30, 2024, consisting of cash and securities of publicly traded portfolio companies not subject to lock-up restrictions at quarter-end.

Convertible Note Purchase Agreement

On August 6, 2024, SuRo Capital entered into a Note Purchase Agreement (the “Note Purchase Agreement”), by and between the Company and the purchaser identified therein (the “Purchaser”), pursuant to which we may issue up to a maximum of $75.0 million in aggregate principal amount of 6.50% Convertible Notes due 2029 (the “Convertible Notes”). Pursuant to the Note Purchase Agreement, on August 14, 2024 we issued and sold, and the Purchaser purchased, $25.0 million in aggregate principal amount of the Convertible Notes (the “Initial Notes”). Under the Note Purchase Agreement, upon mutual agreement between the Company and the Purchaser, we may issue additional Convertible Notes for sale in subsequent offerings to the Purchaser (the “Additional Notes”), or issue additional notes with modified pricing terms (the “New Notes”), in the aggregate for both the Additional Notes and the New Notes, up to a maximum of $50.0 million in one or more private offerings.

Interest on the Convertible Notes will be paid quarterly in arrears on March 30, June 30, September 30, and December 30, at a rate of 6.50% per year, beginning September 30, 2024. The Convertible Notes will mature on August 14, 2029, and may be redeemed in whole or in part at any time or from time to time at our option on or after August 6, 2027 upon the fulfillment of certain conditions. The Convertible Notes will be convertible into shares of our common stock at the Purchaser's sole discretion at an initial conversion rate of 129.0323 shares of our common stock per $1,000 principal amount of the Convertible Notes, subject to adjustments and limitations as provided in the Note Purchase Agreement. The net proceeds from the offering of the Convertible Notes will be used to repay outstanding indebtedness, make investments in accordance with our investment objective and investment strategy, and for other general corporate purposes. The Note Purchase Agreement includes customary representations, warranties, and covenants by the Company.

Subsequent to quarter-end, pursuant to the Note Purchase Agreement, on October 9, 2024 we issued and sold, and the Purchaser purchased, $5.0 million in aggregate principal amount of the Additional Notes. The Additional Notes are treated as a single series with the Initial Notes and have the same terms as the Initial Notes. The Additional Notes are fungible and rank equally with the Initial Notes. Upon issuance of the Additional Notes, the outstanding aggregate principal amount of our Convertible Notes became $30.0 million.

Note Repurchase Program

On August 6, 2024, SuRo Capital’s Board of Directors approved a discretionary note repurchase program (the “Note Repurchase Program”) which allows the Company to repurchase up to 46.67%, or $35.0 million in aggregate principal amount, of our 6.00% Notes due 2026 (the “6.00% Notes”) through open market purchases, including block purchases, in such manner as will comply with the provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of September 30, 2024, we had repurchased 1,010,136 of the 6.00% Notes under the Note Repurchase Program.

Subsequent to quarter-end through November 7, 2024, we repurchased an additional 201,446 of the 6.00% Notes under the Note Repurchase Program. The aggregate principal dollar amount of 6.00% Notes that may yet be repurchased by SuRo Capital under the Note Repurchase Program is approximately $4.7 million.

Share Repurchase Program

On October 29, 2024, the Company’s Board of Directors authorized an extension of, and a $4.3 million increase in the amount of shares that may be repurchased under, the Company's discretionary Share Repurchase Program until the earlier of (i) October 31, 2025 or (ii) the repurchase of $64.3 million in aggregate amount of the Company's common stock. The dollar value of shares that may yet be purchased by the Company under the Share Repurchase Program is approximately $25.0 million.

Since inception of the Share Repurchase Program in August 2017, SuRo Capital has repurchased over 6.0 million shares of its common stock for an aggregate purchase price of approximately $39.3 million.

Under the Share Repurchase Program, the Company may repurchase its outstanding common stock in the open market, provided it complies with the prohibitions under its insider trading policies and procedures and the applicable provisions of the 1940 Act and the Exchange Act.

Conference Call and Webcast

Management will hold a conference call and webcast for investors at 2:00 p.m. PT (5:00 p.m. ET) on November 7, 2024. The conference call access number for U.S. participants is 866-580-3963, and the conference call access number for participants outside the U.S. is +1 786-697-3501. The conference ID number for both access numbers is 9289675. Additionally, interested parties can listen to a live webcast of the call from the "Investor Relations" section of SuRo Capital’s website at www.surocap.com. An archived replay of the webcast will also be available for 12 months following the live presentation.

A replay of the conference call may be accessed until 5:00 p.m. PT (8:00 p.m. ET) on November 14, 2024 by dialing 866-583-1035 (U.S.) or +44 (0) 20 3451 9993 (International) and using conference ID number 9289675.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on X, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(212) 931-6331

IR@surocap.com

SURO CAPITAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	September 30, 2024	December 31, 2023
ASSETS
Investments at fair value:
Non-controlled/non-affiliate investments (cost of $219,324,308 and $160,994,161, respectively)	$189,057,313	$147,167,535
Non-controlled/affiliate investments (cost of $20,605,400 and $32,775,940, respectively)	8,645,465	24,931,333
Controlled investments (cost of $1,602,940 and $18,771,097, respectively)	1,600,000	11,982,381
Total Portfolio Investments	199,302,778	184,081,249
Investments in U.S. Treasury bills (cost of $0 and $63,792,704, respectively)	—	63,810,855
Total Investments (cost of $241,532,648 and $276,333,902, respectively)	199,302,778	247,892,104
Cash	32,737,114	28,178,352
Proceeds receivable	124,950	—
Escrow proceeds receivable	63,745	309,293
Interest and dividends receivable	88,950	132,607
Deferred financing costs	492,952	594,726
Prepaid expenses and other assets(1)	971,360	494,602
Total Assets	233,781,849	277,601,684
LIABILITIES
Accounts payable and accrued expenses(1)	2,985,454	346,308
Dividends payable	44,700	152,523
6.00% Notes due December 30, 2026(2)	49,158,918	73,745,207
6.50% Convertible Notes due August 14, 2029(3)	24,155,570	—
Total Liabilities	76,344,642	74,244,038

Net Assets	$157,437,207	$203,357,646
NET ASSETS
Common stock, par value $0.01 per share (100,000,000 authorized; 23,378,002 and 25,445,805 issued and outstanding, respectively)	$233,780	$254,458
Paid-in capital in excess of par	240,723,120	248,454,107
Accumulated net investment loss	(14,390,511)	(4,304,111)
Accumulated net realized loss on investments, net of distributions	(26,661,214)	(12,348,772)
Accumulated net unrealized appreciation/(depreciation) of investments	(42,467,968)	(28,698,036)
Net Assets	$157,437,207	$203,357,646
Net Asset Value Per Share	$6.73	$7.99

(1)	This balance includes a right of use asset and corresponding operating lease liability, respectively.
(2)	As of September 30, 2024, the 6.00% Notes due December 30, 2026 (the "6.00% Notes due 2026") (effective interest rate of 6.50%) had a face value $49,746,600. As of December 31, 2023, the 6.00% Notes due 2026 (effective interest rate of 6.53%) had a face value $75,000,000.
(3)	As of September 30, 2024, the 6.50% Convertible Notes due August 14, 2029 (the "6.50% Convertible Notes due 2029") (effective interest rate of 7.16%) had a face value $25,000,000.

SURO CAPITAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
INVESTMENT INCOME
Non-controlled/non-affiliate investments:
Interest income(1)	$578,603	$28,070	$1,111,360	$117,939
Dividend income	166,153	63,145	188,028	189,435
Controlled investments:
Interest income	143,961	400,000	955,628	954,425
Interest income from U.S. Treasury bills	—	974,531	1,189,145	2,875,247
Total Investment Income	888,717	1,465,746	3,444,161	4,137,046
OPERATING EXPENSES
Compensation expense	1,916,361	2,123,704	6,300,188	6,378,330
Directors’ fees	171,661	161,661	510,599	483,887
Professional fees	515,244	277,075	1,830,628	2,184,488
Interest expense	1,153,466	1,215,248	3,582,000	3,642,801
Income tax expense	—	—	54,894	620,606
Other expenses	339,858	356,484	1,252,252	1,522,465
Total Operating Expenses	4,096,590	4,134,172	13,530,561	14,832,577
Net Investment Loss	(3,207,873)	(2,668,426)	(10,086,400)	(10,695,531)
Realized Loss on Investments:
Non-controlled/non-affiliated investments	(328,520)	(1,461,281)	(775,461)	(3,597,113)
Non-controlled/affiliate investments	(6,598,530)	—	(6,598,530)	(10,945,024)
Controlled investments	(6,786,462)	—	(6,793,207)	—
Net Realized Loss on Investments	(13,713,512)	(1,461,281)	(14,167,198)	(14,542,137)
Realized loss on partial repurchase of 6.00% Notes due December 30, 2026	(145,244)	—	(145,244)	—
Change in Unrealized Appreciation/(Depreciation) of Investments:
Non-controlled/non-affiliated investments	(1,988,131)	27,760,743	(24,362,275)	13,544,366
Non-controlled/affiliate investments	6,811,103	1,568,324	3,806,567	25,939,147
Controlled investments	6,791,412	(6,000)	6,785,776	(56,000)
Net Change in Unrealized Appreciation/(Depreciation) of Investments	11,614,384	29,323,067	(13,769,932)	39,427,513
Net Change in Net Assets Resulting from Operations	$(5,452,245)	$25,193,360	$(38,168,774)	$14,189,845
Net Change in Net Assets Resulting from Operations per Common Share:
Basic	$(0.23)	$0.99	$(1.59)	$0.53
Diluted(2)	$(0.23)	$0.99	$(1.59)	$0.53
Weighted-Average Common Shares Outstanding
Basic	23,378,002	25,351,306	24,058,085	26,549,672
Diluted(2)	23,378,002	25,351,306	24,058,085	26,549,672

(1)	Includes interest income earned on cash.
(2)	For the three and nine months ended September 30, 2024, 3,225,808 potentially dilutive common shares were excluded from the weighted-average common shares outstanding for diluted net decrease in net assets resulting from operations per common share because the effect of these shares would have been anti-dilutive. For the three and nine months ended September 30, 2023, there were no potentially dilutive securities outstanding.

SURO CAPITAL CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Per Basic Share Data
Net asset value at beginning of the year	$6.94	$7.35	$7.99	$7.39
Net investment loss(1)	(0.14)	(0.11)	(0.42)	(0.40)
Net realized loss on investments(1)	(0.59)	(0.06)	(0.59)	(0.55)
Realized loss on partial repurchase of 6.00% Notes due December 30, 2026(1)	(0.01)	—	(0.01)	—
Net change in unrealized appreciation/(depreciation) of investments(1)	0.50	1.16	(0.57)	1.49
Repurchase of common stock(1)	—	0.04	0.23	0.41
Stock-based compensation(1)	0.03	0.03	0.10	0.07
Net asset value at end of period	$6.73	$8.41	$6.73	$8.41
Per share market value at end of period	$4.04	$3.62	$4.04	$3.62
Total return based on market value(2)	0.75%	13.13%	2.54%	(4.74)%
Total return based on net asset value(2)	(3.03)%	14.42%	(15.77)%	13.80%
Shares outstanding at end of period	23,378,002	25,209,108	23,378,002	25,209,108
Ratios/Supplemental Data:
Net assets at end of period	$157,437,207	$211,971,043	$157,437,207	$211,971,043
Average net assets	$161,407,400	$204,284,971	$179,655,590	$206,224,853
Ratio of net operating expenses to average net assets(3)	10.10%	8.03%	10.06%	9.62%
Ratio of net investment loss to average net assets(3)	(7.91)%	(5.18)%	(7.50)%	(6.93)%
Portfolio Turnover Ratio	2.30%	1.17%	8.06%	4.93%

(1)	Based on weighted-average number of shares outstanding for the relevant period.
(2)	Total return based on market value is based upon the change in market price per share between the opening and ending market values per share in the period, adjusted for dividends and equity issuances. Total return based on net asset value is based upon the change in net asset value per share between the opening and ending net asset values per share in the period, adjusted for dividends and equity issuances.
(3)	Financial highlights for periods of less than one year are annualized and the ratios of operating expenses to average net assets and net investment loss to average net assets are adjusted accordingly. Because the ratios are calculated for the Company’s common stock taken as a whole, an individual investor’s ratios may vary from these ratios.